Exhibit 99.1

NEWS RELEASE	Media Contacts	Investor Contact
	Laurie Bischel, 312.648.8698	Adam Minick,312.340.8365
	news@cmegroup.com	investors@cmegroup.com
	www.cmegroup.mediaroom.com	CME-G

FOR IMMEDIATE RELEASE

CME Group Announces Employment Agreement Extension for Chairman and Chief Executive Officer Terry Duffy

•	Chief Financial Officer Lynne Fitzpatrick Appointed to President and CFO

•	Suzanne Sprague to Succeed Julie Holzrichter as Chief Operating Officer

CHICAGO, Nov. 7, 2024 – CME Group, the world’s leading derivatives marketplace, today announced that its Board will extend Chairman and Chief Executive Officer Terry Duffy’s contract through December 31, 2026.

The company also announced Lynne Fitzpatrick will take on the expanded role of President and Chief Financial Officer. Additionally, its Chief Operating Officer Julie Holzrichter has decided to step down from her role to begin serving as an advisor to the company. Suzanne Sprague will succeed Holzrichter as COO and Global Head of Clearing.

“On behalf of CME Group, I want to congratulate and thank Julie for her many contributions,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “I have worked closely with Julie for more than three decades and, during that time, she has been a valued colleague, instrumental and effective leader and, most importantly, a good friend to me and so many others within our company and industry. Throughout her career, Julie has made significant contributions to our organization that have helped us grow our business globally.”

“I am also very pleased to promote both Lynne and Suzanne into expanded roles. We are very fortunate to have built such a strong, capable management team that will ensure a seamless transition as our company continues to move forward.”

With more than 30 years of service, Holzrichter has held roles of increasing responsibility, rising through the company’s ranks from market reporter to a senior member of the management team. She was instrumental in helping the company transition from open outcry to electronic trading as well as leading operational integrations resulting from mergers with the Chicago Board of Trade, New York Mercantile Exchange and NEX.

“It has been my greatest honor to work with so many talented and knowledgeable colleagues and clients during my career at CME Group,” said Holzrichter. “I grew up at this great company and am proud to have participated in its dynamic growth as well as the evolution of the broader industry.”

Fitzpatrick, who has been CFO since 2023, joined the company in 2006. She previously served as Senior Managing Director & Deputy Chief Financial Officer, Managing Director of Corporate Development and Treasurer, and in a number of positions across the company’s finance organization. Prior to CME Group she worked as an investment banker at Credit Suisse and UBS. She earned a bachelor’s degree in economics from Brown University and an MBA with honors from the University of Chicago Booth School of Business.

Sprague, who has served as Senior Managing Director and Global Head of Clearing and Post-Trade Services since 2022, joined CME Group in 2002. She has served in a range of leadership positions in financial and risk management since that time, including Managing Director, Credit & Liquidity Risk, Risk Policy & Banking. She earned a bachelor’s degree with concentrations in finance and international business from Indiana University and a master’s degree in financial markets from the Illinois Institute of Technology.

As the world’s leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec is a trademark of BrokerTec Americas LLC and EBS is a trademark of EBS Group LTD. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“S&P DJI”). “S&P®”, “S&P 500®”, “SPY®”, “SPX®”, US 500 and The 500 are trademarks of Standard & Poor’s Financial Services LLC; Dow Jones®, DJIA® and Dow Jones Industrial Average are service and/or trademarks of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Chicago Mercantile Exchange Inc. Futures contracts based on the S&P 500 Index are not sponsored, endorsed, marketed, or promoted by S&P DJI, and S&P DJI makes no representation regarding the advisability of investing in such products. All other trademarks are the property of their respective owners.

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